Exhibit 8.2

Opinion of

AKIN GUMP STRAUSS HAUER & FELD LLP

April 13, 2009

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton HM 11

Bermuda

Re:	The amalgamation of Max Capital Group Ltd. and IPC Limited

Ladies and Gentlemen:

We are acting as counsel to Max Capital Group Ltd., a Bermuda exempted company (“Max”), in connection with its proposed amalgamation with IPC Limited, a Bermuda exempted company and wholly-owned subsidiary of IPC Holdings, Ltd., a Bermuda exempted company (“IPC”). You have requested our opinion as to certain United States federal income tax matters related to this transaction.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (1) the Agreement and Plan of Amalgamation, as amended and supplemented through the date hereof (the “Amalgamation Agreement”), dated March 1, 2009, by and among IPC, IPC Limited and Max, and (2) the Registration Statement filed by IPC on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”) and the Joint Proxy Statement / Prospectus of IPC and Max included therein (the “Prospectus”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of and advisors to the parties to the Amalgamation Agreement.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the assumptions, conditions and qualifications described under the caption “Material U.S. Federal Income Tax Consequences” therein, we hereby confirm that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement are, subject to the assumptions, conditions and qualifications set forth therein, accurate in all material respects.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the

Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.